EXHIBIT 99.1

STRATA Skin Sciences Announces Acquisition of Acne Treatment Device Assets from Theravant Corporation

•	Substantially broadens STRATA’s opportunity with expansion potential into the estimated $5.5 billion U.S. acne care market

•	Leverages STRATA’s innovative marketing platform, commercial team and worldwide distributor network to drive additional revenue growth

•	Creates a robust pipeline of new opportunities to target dermatologic conditions beyond acne with a unique treatment approach

•	Establishes STRATA’s position as a global leader of clinical dermatology devices

Horsham, PA, January 10, 2022 —STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, announced that it has acquired assets related to Theravant Corporation’s TheraClear System, enabling STRATA to expand into the acne treatment market. Theravant develops and markets a novel, FDA-cleared system for the in-office treatment of many common forms of acne.

“As we sought to expand and capitalize on our opportunities for medical device treatment of dermatologic conditions, we identified Theravant’s technology as an ideal fit to enter the fast-growing acne market. The acquisition of the TheraClear System provides STRATA with a safe and effective technology to complement and/or replace prescription drugs and topical creams,” said Robert Moccia, President & CEO of STRATA Skin Sciences. “In the U.S. alone, there are an estimated 50 million patients with mild-to-moderate acne. Theravant’s handheld device has the potential to address this market with a revolutionary approach that can be simply and successfully operated by doctors, nurses, aestheticians, and assistants. We look forward to leveraging our strong commercial team to accelerate the growth potential of this exciting technology with an expected launch under the STRATA brand by mid-year.

“This agreement with Theravant represents our second acquisition in the past six months under STRATA’s new leadership team, following our acquisition of Ra Medical’s U.S. dermatology business in August. Importantly, it reflects the continued commitment of our entire team to deliver value to our stockholders,” concluded Moccia.

Research shows that 20-25% of all visits to dermatologists are for acne and are often treated with prescription drugs that can be costly, have significant side effects, or are difficult to obtain. The TheraClear Acne System delivers a two-part process for treating inflammatory acne, pustular acne and comedonal acne that combines a vacuum and broadband light that has been proven to clear skin rapidly for fast and visible reduction in acne and associated redness. The procedure delivers highly effective outcomes that result in return patient visits for follow up treatments.

“We are very pleased to have reached this exciting agreement and are confident that STRATA has the full commercial capability to further develop, commercialize, and market the TheraClear system,” said Ashish Bhatia MD, FAAD, member of the Board of Directors at Theravant Corporation. “Moreover, we look forward to supporting the advancement of the technology into multiple other devices that can be used to treat a range of additional indications.”

Under the terms of the transaction, STRATA will acquire substantially all of the assets owned or controlled by Theravant relating to its acne treatment for an upfront payment of approximately $1.0 million comprised of $500,000 in cash and $500,000 in common stock. Additionally, the agreement includes certain milestone-based payments.

About Theravant Corporation
Theravant’s goal is to develop, produce, market and sell high quality, affordable devices for the medical and aesthetic marketplace.  Driven by a highly skilled product development team with a long history of innovation in the medical-aesthetic marketplace, the company plans to develop a steady stream of new devices for both the physician office and the spa market.

The TheraClear™ Acne System, a revolutionary product for the treatment of acne, is the company’s first product.  It is now being used to treat acne patients in more than 20 countries.

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in dermatology dedicated to developing, commercializing and marketing innovative products for the inoffice treatment of dermatologic conditions. Its products include the XTRAC® and Pharos® excimer lasers and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC and recently acquired Pharos excimer lasers deliver a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 31 million patients in the United States alone. The technology is covered by multiple patents.

STRATA’s unique business model in the U.S. leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to  launch and sell  an acne treatment device and  to integrate that device into its product offerings, the Company’s ability to develop .launch and sell products to be developed in the future, the Company’s ability to develop social media marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the coronavirus and political factors or conditions affecting the Company and the medical device industry in general, future responses to and effects of COVID-19 pandemic and its variants including the distribution and effectiveness of the COVID-19 vaccines, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact
Jack Droogan
(203) 585-4140
ir@strataskin.com